Exhibit 99.1

MarineMax Announces the Appointment of Odilon Almeida to the
Board of Directors

Evelyn V. Follit and G. Clinton Moore to Retire

OLDSMAR, FLORIDA, August 5, 2025 – MarineMax, Inc. (NYSE: HZO) (“MarineMax” or the “Company”), the world’s largest recreational boat and yacht retailer, marina operator and superyacht services company, today announced that Odilon Almeida has been appointed to the Company’s board of directors. In conjunction with this appointment, Evelyn V. Follit and G. Clinton Moore will be retiring from the MarineMax Board.

“We are excited to welcome Odilon to the MarineMax Board as our newest independent director,” said Rebecca White, Ph.D., Chairperson of the Company’s Board. “He is an accomplished business leader whose insight into corporate governance and experience in scaling worldwide operations will be instrumental as we execute our long-term growth strategy. We look forward to benefitting from his extensive board experience, business acumen and track record of strategic leadership in global markets.”

Mr. Almeida, 64, an operating partner at Advent International, brings more than 40 years of international business expertise to the MarineMax Board, having held senior leadership roles across the financial services, technology and consumer goods sectors. He previously served as Chief Executive Officer of ACI Worldwide, a global payments software and solutions provider. During a 17-year tenure at Western Union, Mr. Almeida held increasingly senior general management and operating roles. As President of Western Union Global Money Transfer, he headed a $5 billion consumer business across more than 200 countries and territories, driving global digital expansion, achieving sustained margin improvement and stabilizing key markets while returning them to growth.

A corporate governance expert, Mr. Almeida is the Lead Independent Director at Amerant Bancorp and an Independent Director at NCR Atleos, where he serves on the Audit and Nominating & Governance Committees. He previously served on the board of Millicom International, chairing the Business Conduct and Compliance Committee and serving on the Audit Committee. He was also an executive board member at ACI Worldwide while serving as CEO.

Mr. Almeida has been named to the MarineMax Board’s Audit Committee. The Board will leverage his corporate governance expertise, audit committee experience and global business perspective to further enhance the Company’s governance and support its strategic growth initiatives.

Dr. White added, “On behalf of the Board, I want to express our deep appreciation to Evelyn and Clint for their long-standing service and steady leadership. Their perspectives have helped shape our strategic direction, and their guidance has played a meaningful role in our growth over the past decade. We wish them continued health and happiness in retirement.”

MarineMax Announces the Appointment of Odilon Almeida to the

Board of Directors

The retirements of Ms. Follit and Mr. Moore are not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices. With these changes, the MarineMax Board now comprises eight directors, six of whom are independent.

About MarineMax

As the world’s largest recreational boat and yacht retailer, marina operator and superyacht services company, MarineMax (NYSE: HZO) is United by Water. We have over 120 locations worldwide, including over 70 dealerships and 65 marina and storage facilities. Our integrated business includes IGY Marinas, which operates luxury marinas in yachting and sport fishing destinations around the world; Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies; Cruisers Yachts, one of the world’s premier manufacturers of premium sport yachts, motor yachts, and Aviara luxury dayboats; and Intrepid Powerboats, a premier manufacturer of powerboats. To enhance and simplify the customer experience, we provide financing and insurance services as well as leading digital technology products that connect boaters to a network of preferred marinas, dealers, and marine professionals through Boatyard and Boatzon. In addition, we operate MarineMax Vacations in Tortola, British Virgin Islands, which offers our charter vacation guests the luxury boating adventures of a lifetime. Land comprises 29% of the earth’s surface. We’re focused on the other 71%. Learn more at www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements, including those related to the benefits that Mr. Almeida will bring to the Company’s board of directors, including his corporate governance expertise, audit committee experience and global business perspective, and the Company’s strategic growth initiatives, are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions, and uncertainties include the timing of and potential outcome of the Company’s long-term improvement plan, the estimated impact resulting from the Company’s cost-reduction initiatives, the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic conditions, as well as those within the Company's industry, the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2024 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Mike McLamb

Chief Financial Officer

MarineMax, Inc.

727-531-1700

MarineMax Announces the Appointment of Odilon Almeida to the

Board of Directors

Scott Solomon

Sharon Merrill Advisors

857-383-2409

HZO@investorrelations.com

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